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                                                                     Exhibit 3.1





                          ARTICLES OF INCORPORATION


                                      OF


                         SCHUYLKILL ACQUISITION CORP.




        The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

                                  ARTICLE I
                                CORPORATE NAME


        The name of this Corporation shall be: SCHUYLKILL ACQUISITION CORP.

                                  ARTICLE II
                     PRINCIPAL OFFICE AND MAILING ADDRESS


        The principal office and mailing address of the Corporation is c/o

Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900,

Fort Lauderdale, Florida 33301.


                                 ARTICLE III
                   NATURE OF CORPORATE BUSINESS AND POWERS


        The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

James M. Schneider, Esq., FL Bar #214338
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No: (954) 763-1200


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                                  ARTICLE IV
                                CAPITAL STOCK


        The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 30,000,000 shares of common stock, par value $.001 per share and three million (3,000,000) shares of

Preferred Stock having a par value of $.10 per share.

        Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative,

relative, participating, optional or other rights, including voting rights,

qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                  ARTICLE V
                              TERM OF EXISTENCE


        This Corporation shall have perpetual existence.

                                  ARTICLE VI
                             REGISTERED AGENT AND
                     INITIAL REGISTERED OFFICE IN FLORIDA


        The Registered Agent and the street address of the initial Registered

Office of this Corporation in the State of Florida shall be:

                           James M. Schneider, Esq.
                    Atlas, Pearlman, Trop & Borkson, P.A.
                    200 East Las Olas Boulevard, Suite 1900
                        Fort Lauderdale, Florida 33301


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